Exhibit 99.1

Idaho General Mines Receives Approval for Trading on the American Stock Exchange

SPOKANE, Wash.--(BUSINESS WIRE)--Aug. 14, 2006--Idaho General Mines, Inc. (OTCBB:IGMI - News) is pleased to announce that it has received approval of its application to list its shares on the American Stock Exchange (AMEX). The Company's shares are expected to begin trading on Wednesday, August 16, 2006, under the ticker symbol "GMO."

The Company's President and CEO, Robert L. Russell, stated, "Our Company's listing on the American Stock Exchange is indicative of the support the Company has received from the market and the value of its assets, particularly the Mount Hope molybdenum project in Eureka County, Nevada. We believe the AMEX listing will provide enhanced investment opportunities and liquidity for individual and institutional investors and investment professionals. The listing is part of the Company's long-term strategy and plan to enhance shareholder value as it advances the development of the Mount Hope molybdenum project."

Idaho General Mines, Inc. is a U.S.-based mineral development company focused on exploration and development of molybdenum dominant projects. The November 2004 acquisition of the already drilled Mount Hope deposit allowed the Company to immediately progress through feasibility in 2005 to the point of active permitting beginning in 2006. The Company has over $20 million in cash and investments and no debt. The Company's cash position allows Idaho General Mines, Inc. to progress the permitting through 2006 and into 2007. When permits are received, the Company plans on developing an open pit molybdenum mine, concentrator and processing facility initially capable of producing 40,000 metric tonnes per day. Construction capital in excess of $400 million will be required to reach production planned for late 2009. Russell further stated, "We are pleased to be able to proceed with this solid asset as our cornerstone property which is expected to produce 1.3 billion pounds of molybdenum over its projected 53 year mine life." The Company's website is www.idahogeneralmines.com.

The AMEX approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on AMEX, and may be rescinded if the Company is not in compliance with such standards.

Statements made herein which are not historical facts, such as anticipated payments, production and exploration results and plans, costs, prices or financial performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the Company's Form 8-K, 10-QSB and 10-KSB reports for a more detailed discussion of factors that may impact future results. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors

The United States Securities and Exchange Commission permits mining companies in their filings with the SEC to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms and statements in news releases that the SEC guidelines strictly prohibit us from including in our filings with the SEC. You can review and obtain copies of these filings from the Securities and Exchange Commission website at http://www.sec.gov/edgar.shtml.